EXHIBIT F
                                                                       ---------

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                  LABONE, INC.
                       ----------------------------------

      Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

      (1)   The name of the corporation is LabOne, Inc. (the "Corporation").

      (2) The amendment to the Corporation's Articles of Incorporation set forth below was adopted by the shareholders of the Corporation on [___________] [___], [20__].

      (3) Article X of the Company's Articles of Incorporation is hereby amended by deleting in its entirety Section B(2) and replacing it with the following:

            "2. The term "Related Person" shall mean any individual, corporation, partnership or other person or entity which, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of any such Business Combination, is a "Beneficial Owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article X by the shareholders of the Corporation) (collectively and as so in effect, the "Exchange Act") of shares of any class or series of capital stock of the Corporation which, when combined with the shares of such class or series of stock of which any "Affiliates" or "Associates" (as defined in Rule 12b-2 of the Exchange Act) of such individual, corporation, partnership or other person or entity are Beneficial Owners, amount to ten percent (10%) or more of the outstanding shares of such class or series of stock, and any Affiliate or Associate of such Related Person; provided, however, that neither Welsh, Carson, Anderson & Stowe IX, L.P. ("WCAS") nor any of its general partners or Controlled Entities ("WCAS Parties") shall be considered a Related Person. "Controlled Entities" shall mean entities in which any one or more of the WCAS Parties owns a majority of the voting shares or securities or has the ability (whether through the ownership of voting securities, contracts or otherwise) to elect a majority of the board of directors or similar governing body or of which any one or more of the WCAS Parties has the authority to control or direct investment decisions."

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      (4)   Article X of the Company's Articles of Incorporation is hereby amended by deleting in its entirety Section B(3) and replacing it with the following:

            "3. The term "Continuing Directors" shall mean the individuals who constituted the Board of Directors of the Corporation on the date of this amendment to Article X (the "Incumbent Directors"); provided, that any individual becoming a director during any year shall be considered to be an Incumbent Director if (i) such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Corporation, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting or (ii) such individual was nominated, appointed or selected by the holders of Series B-1 Preferred Stock or nominated, appointed or selected in accordance with Section 6.02 of that certain Securities Purchase Agreement dated August 31, 2001 among the Company, WCAS and the other purchasers named on Schedule I thereto."

      (5) On the record date for the shareholders meeting held on [_____________] [___], [20__], the Corporation had [____________]
            shares outstanding. All [____________] shares were entitled to vote on the amendment.

      IN WITNESS WHEREOF, the President of LabOne, Inc. has executed this instrument and the Secretary of LabOne, Inc. has affixed its corporate seal hereto and attested said seal on the [____] day of [__________], [20__].


                                                  LABONE, INC.


                                                  By:_______________________
                                                  W. T. Grant II
                                                  President


         ATTEST:


         __________________________
         Joseph C. Benage
         Secretary

         STATE OF KANSAS   )
                           ) ss.
         COUNTY OF JOHNSON )

               I, _______________________, a Notary Public do hereby certify that on this ____ day of _____________, 20__, personally appeared before me ________________, who being by me first sworn, declared that he is the President of LabOne, Inc., that he signed the foregoing document as President of the corporation, and that the statements therein contained are true.


                                                     _________________________
                                                     Notary Public

         My commission expires:


         ______________________